                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ____________________

                                 Schedule 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) (c), AND (d) and AMENDMENTS THERETO
                          FILED PURSUANT TO 13d-2(b)
                           (Amendment No. _____)/1/


                             PORTAL SOFTWARE, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                COMMON STOCK
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                736126 10 3
--------------------------------------------------------------------------------
                                (CUSIP Number)


                   Initial Public Offering - May 6, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)


_____________________

   /1/   The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                              ----------------------
  CUSIP No. 736126 10 3                   13G               Page 2 of 20 Pages
---------------------------                              ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


      David S. Labuda
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   1 share held directly by David S. Labuda; 8,985,141
     NUMBER OF            held by the David S. Labuda Separate Property Trust
                          U/D/T dated 12/30/98 of which David S. Labuda is the
                          sole Trustee
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.   1,233,292 shares held by the Labuda Community Trust
                          U/D/T dated 12/30/98 of which David S. Labuda and
     OWNED BY             Cindy A. Labuda are the sole Trustees and may be
                          deemed to have shared power to vote the shares
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   1 share held directly by David S. Labuda; 8,985,141
    REPORTING             held by the David S. Labuda Separate Property Trust
                          U/D/T dated 12/30/98 of which David S. Labuda is the
                          sole Trustee
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.   1,233,292 shares held by the Labuda Community Trust
                          U/D/T dated 12/30/98 of which David S. Labuda and
                          Cindy A. Labuda are the sole Trustees and may be
                          deemed to have shared dispositive power
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      10,218,434
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                              ----------------------
  CUSIP No. 736126 10 3                   13G               Page 3 of 20 Pages
---------------------------                              ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated
      12/31/97
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   280,000 shares held by the Kira Anne Labuda Trust
     NUMBER OF            dated 12/31/97 of which Albert Jospeh Frazier is the
                          sole Trustee and may be deemed to have individual
                          power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   280,000 shares held by the Kira Anne Labuda Trust
    REPORTING             dated 12/31/97 of which Albert Joseph Frazier is the
                          sole Trustee and may be deemed to have individual
                          dispositive power
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      280,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.2%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------                              ----------------------
  CUSIP No. 736126 10 3                   13G               Page 4 of 20 Pages
---------------------------                              ----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.   45,577 shares held by the Paige Elyse Labuda Trust
     NUMBER OF            U/T/A dated 12/28/00 of which Timothy D. Cremin is
                          the sole Trustee and may be deemed to have
                          individual power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.   45,577 shares held by the Paige Elyse Labuda Trust
    REPORTING             U/T/A dated 12/28/00 of which Timothy D. Cremin is
                          the sole Trustee and may be deemed to have
                          individual dispositive power
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      45,577
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      0.03%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
      OO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                   -------------------
  CUSIP No. 736126 10 3                 13G                 Page 5 of 20 Pages
------------------------                                   -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

              United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            45,577 shares held by the Chad Austin Labuda Trust
                          U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                          sole Trustee and may be deemed to have individual
                          power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             45,577 shares held by the Chad Austin Labuda Trust
                          U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                          sole Trustee and may be deemed to have individual
                          dispositive power
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
              45,577
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
              0.03%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
              OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    -------------------
 CUSIP No. 736126 10 3                 13G                  Page 6 of 20 Pages
-----------------------                                    -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

               United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            45,577 shares held by the Evan Pierce Labuda Trust
                          U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                          sole Trustee and may be deemed to have individual
                          power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             45,577 shares held by the Evan Pierce Labuda Trust
                          U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                          sole Trustee and may be deemed to have individual
                          dispositive power
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
               45,577
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
               0.03%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
               OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                    -------------------
 CUSIP No. 736126 10 3                 13G                  Page 7 of 20 Pages
-----------------------                                    -------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
               Timothy D. Cremin, Trustee of the Trevor Lee Labuda Trust U/T/A Dated 12/28/00

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

               United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            45,577 shares held by the Trevor lee Labuda Trust
                          U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                          sole Trustee and may be deemed to have individual
                          power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING             45,577 shares held by the Trevor Lee Labuda Trust
                          U/T/A dated 12/28/00 of which Timothy D. Cremin is the
                          sole Trustee and may be deemed to have individual
                          dispositive power
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
               45,577
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
               0.03%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
               OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                   13G                 Page 8 of 20 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/30/98

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
              United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            375,772 shares held by the Cindy A. Labuda Separate
                          Property Trust U/D/T dated 12/31/98 of which Cindy A.
                          Labuda is the sole Trustee and may be deemed to have
                          individual power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          1,233,292 shares held by the Labuda Community Trust
                          U/D/T dated 12/30/98 of which David S. Labuda and
                          Cindy A. Labuda are the sole Trustee and may be deemed
                          to have shared power to vote the shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
                          375,772 shares held by the Cindy A. Labuda Separate
                          Property Trust U/D/T dated 12/31/98 of which Cindy A.
                          Labuda is the sole Trustee and may be deemed to have
    REPORTING             individual dispositive power

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          1,233,292 shares held by the Labuda Community Trust U/D/T dated 12/30/98 of which David S. Labuda and Cindy A. Labuda are the sole Trustee and may be deemed to have shared power to vote the shares

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
              1,609,064
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
              .9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
               OO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                   13G                   Page 9 of 20 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
              David S. Labuda and Cindy A. Labuda, Trustees of the
              Labuda Community Trust U/D/T dated 12/31/98

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
              United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            1,233,292 shares held by the Labuda Community Trust
                          U/D/T dated 12/30/98 of which David S. Labuda and
                          Cindy A. Labuda are the sole Trustees and may be
                          deemed to have shared power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          See response to Row 5
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
                          1,233,292 shares held by the Labuda Community Trust
                          U/D/T dated 12/30/98 of which David S. Labuda and
                          Cindy A. Labuda are the sole Trustees and may be deemed to have shared dispositive power
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          See response to Row 7

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
              1,233,292

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
              .7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
               OO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                   13G                  Page 10 of 20 Pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Cindy A. Labuda

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.
              United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF            375,772 shares held by the Cindy A. Labuda Separate
                          Property Trust U/D/T dated 12/31/98 of which Cindy A.
                          Labuda is the sole Trustee and may be deemed to have
                          individual power to vote the shares
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                          1,233,292 shares held by the Labuda Community Trust
                          U/D/T dated 12/31/98 of which David S. Labuda and
                          Cindy A. Labuda are the sole Trustees and may be
                          deemed to have shared power to vote the shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
                          375,772 shares held by the Cindy A. Labuda Separate
                          Property Trust U/D/T dated 12/31/98 of which Cindy A.
                          Labuda is the sole Trustee and may be deemed to have
    REPORTING             individual dispositive power

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          1,233,292 shares held by the Labuda Community Trust U/D/T dated 12/31/98 of which David S. Labuda and Cindy A. Labuda are the sole Trustees and may be deemed to have shared dispositive power

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
              1,609,064
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
              .9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12.
               IN
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 736126 10 3                       13G              Page 11 of 20 Pages


Item 1(a)      Name of Issuer:

               Portal Software, Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               10200 South De Anza Boulevard
               Cupertino, CA 95014

Item 2(a)      Name of Person Filing:

               This statement is filed by David S. Labuda/2/; Cindy A. Labuda; Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated 12/31/97; Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/31/98 and David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98, Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00, Timothy D. Cremin, Trustee of the Trevor Lee Labuda Trust U/T/A Dated 12/28/00, collectively referred to as the "Reporting Persons."

               The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that such persons constitutes a "group'." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

Item 2(b)      Address of Principal Business Office or, if none, Residence:

               10200 S. De Anza Boulevard
               Cupertino, CA 95014

Item 2(c)      Citizenship:

               See row 4 of cover page of each entity.

Item 2(d)      Title of Class of Securities:

               Common Stock.

     _______________________

      /2/  Mr. Labuda is the Chief Technology Officer of the Issuer.

CUSIP No. 736126 10 3                     13G                Page 12 of 20 Pages


Item 2(e)      CUSIP Number:

               736126 10 3

CUSIP No. 736126 10 3                     13G                Page 13 of 20 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

               (a)  [_]  Broker or dealer registered under Section 15 of the
                         Exchange Act.

               (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)  [_]  Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

               (d)  [_]  Investment company registered under Section 8 of the
                         Investment Company Act.

               (e)  [_]  An investment advisor in accordance with Rule 13d-
                         1(b)(1)(ii)(E);

               (f)  [_]  An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)  [_]  A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)  [_]  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

               (i)  [_]  A church plan that is excluded from the definition of an investment company under Section 3(C)(14) of the Investment Company Act;

               (j)  [_]  Group, in accordance with Rule 13d1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


Item 4.        Ownership.

               (a) Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class: See Row 11 of cover page for each Reporting Person.

               (c)    Number of shares as to which such person has:

                      (i) sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

CUSIP No. 736126 10 3                     13G                Page 14 of 20 Pages

                      (ii) shared power to vote or to direct the vote: See row 6 of cover page for each Reporting Person.

                      (iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

                      (iv) shared power to dispose or to direct the disposition of: See row 8 of cover page for each Reporting Person.

Item 5.        Ownership of Five Percent or Less of a Class.

               Not Applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not Applicable.

Item 8.        Identification and Classification of Members of the Group.

               The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

Item 9.        Notice of Dissolution of Group.

               Not Applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 736126 10 3                     13G                Page 15 of 20 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2001

                              /s/ David S. Labuda
                              -------------------
                              David S. Labuda

CUSIP No. 736126 10 3                     13G                Page 16 of 20 Pages

                              Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated 12/31/97

                              By: /s/ Albert Joseph Frazier
                                  --------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  ---------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  ----------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  ----------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Trevor Lee
                              Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  ----------------------------------
                                   Trustee

                              Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/31/98

                              By: /s/ Cindy A. Labuda
                                  -----------------------------------
                                   Trustee

CUSIP No. 736126 10 3                     13G                Page 17 of 20 Pages

                              David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98

                              By: /s/ David S. Labuda
                                  --------------------------------
                                  Trustee

                              /s/ Cindy A. Labuda
                              ------------------------------------
                               Trustee

                                   Exhibit 1
                                   ---------


                      Agreement Relating to Joint Filing
                                of Schedule 13G
                                ---------------

          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Portal Software, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 12, 2001

                              /s/ David S. Labuda
                              -------------------
                              David S. Labuda

CUSIP No. 736126 10 3                     13G                Page 19 of 20 Pages

                              Albert Joseph Frazier, Trustee of the Kira Anne Labuda Trust Dated 12/31/97

                              By: /s/ Albert Joseph Frazier
                                  ----------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Paige Elyse Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  -----------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Chad Austin Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  ------------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Evan Pierce Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  -------------------------------------
                                   Trustee

                              Timothy D. Cremin, Trustee of the Trevor Lee
                              Labuda Trust U/T/A Dated 12/28/00

                              By: /s/ Timothy D. Cremin
                                  -------------------------------------
                                   Trustee

                              Cindy A. Labuda, Trustee of the Cindy A. Labuda Separate Property Trust U/D/T dated 12/31/98

                              By: /s/ Cindy A. Labuda
                                  --------------------------------------
                                   Trustee

CUSIP No. 736126 10 3                     13G                Page 20 of 20 Pages

                              David S. Labuda and Cindy A. Labuda, Trustees of the Labuda Community Trust U/D/T dated 12/31/98

                              By: /s/ David S. Labuda
                                  -------------------------------
                                  Trustee

                              /s/ Cindy A. Labuda
                              -----------------------------------
                              Trustee